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Exhibit 99.3

LAB INTERNATIONAL INC.

CORPORATE GOVERNANCE COMMITTEE CHARTER

A.    RESPONSIBILITIES AND DUTIES

1.
The Corporate Governance (the "Committee") of the board of directors (the "Board") of LAB International Inc. (the "Corporation") is responsible for performing the duties set out in this Charter to enable the Board to fulfil its oversight responsibilities in relation to corporate governance.

2.
The Committee shall perform such other duties as may be delegated to the Committee by the Board from time to time. The Committee shall only have decision-making authority when expressly granted to the Committee by the Board. The Committee shall otherwise make recommendations to the Board in accordance with this Charter and at the Board's request.

B.    MEMBERS

1.
The Committee shall consist of at least three directors as determined by the Board. Each member of the Committee shall be a director who is not an officer or employee of the Corporation or an affiliate of the Corporation.

2.
The Board shall appoint the members of the Committee and the Chair of the Committee annually at the first meeting of the Board after the meeting of the shareholders at which directors are elected each year. Each successor to the Chair of the Committee shall be designated by the Board. Any member of the Committee may be removed or replaced at any time by the Board.

C.    MEETINGS

1.
The Committee shall meet at least twice each year. Meetings are called by the Chair of the Committee. He must call a meeting when requested to do so by a member of the Committee, the Chairman of the Board or the Chief Executive Officer. Notice of the time and place of each meeting of the Committee must be given to each member of the Committee, not less than 48 hours before the time of the meeting. A quorum of the Committee shall be a majority of its members. The powers of the Committee may be exercised at a meeting at which a quorum of the Committee is present in person or by telephone or other electronic means. Each member is entitled to one vote in Committee proceedings.

2.
The Chair shall preside at all meetings of the Committee at which he or she is present and shall develop the agenda for each committee meeting. The agenda for each meeting of the Committee shall be delivered to each member of the Committee at least 48 hours prior to any meeting of the Committee, together with such other materials as the Chair determines necessary.

3.
The Chair shall designate from time to time a person who may, but need not be, a member of the Committee, to be Secretary of Committee. Minutes shall be kept of all meetings of the Committee and shall be maintained by the Secretary of the Committee.

4.
The procedures to be followed at meetings shall be determined by the Committee unless otherwise determined by the by-laws of the Corporation, by a resolution of the Board or by this Charter.

5.
The Committee shall meet at least annually in separate private sessions with management. After such sessions, the Committee shall also meet with only members of the Committee present.

6.
The Committee may invite any director, officer or employee of the Corporation or the Corporation's counsel or any other person to attend meetings of the Committee to assist in the discussion and examination of the matters under consideration by the Committee.

D.    REPORTS

1.
The Committee shall report the proceedings of each meeting and all recommendations made by the Committee at such meeting to the Board at the Board's next meeting.

2.
The Committee shall also review and approve, prior to disclosure, the report of the Committee and all other corporate governance related disclosure to be included in the Corporation's management information circular and such other reports relating to the activities of the Committee as may be required by the Corporation or the Board from time to time.

E.    RESPONSIBILITIES RELATING TO CORPORATE GOVERNANCE

1.
The Committee is responsible for identifying and making recommendations to the Board as to the structure and composition of the Board and the committees of the Board to be constituted from time to time. The committees of the Board shall at all times, in addition to the Committee, include an audit committee and a compensation committee.

2.
The Committee shall, at least annually, review the Board Mandate and the Charter of each committee of the Board and make recommendations to the Board with respect thereto in order to ensure that all aspects of governance of the Corporation and its management and the performance of the Corporation's obligations to its shareholders, employees and members of the public are being effectively reviewed.

3.
The Committee is responsible for arranging for an annual Board assessment review of the directors to be conducted by way of questionnaire with respect to their views on the effectiveness of the Board, its committees and the directors. In conjunction therewith, the Committee shall assess the effectiveness of the Board, as well as the effectiveness and contribution of each of the Board's committees and shall report to the Board thereon. Such assessment will take into account the responsibilities of the Board and each committee, the Charter of Expectations for Directors and Position Descriptions for the Chairman of the Board and Chairs of Board Committees and the Board assessment review questionnaire, as well as the competencies and skills that each individual director is expected to bring to the Board and its committees, attendance at Board and committee meetings and overall contributions made to the Board and its committees.

4.
The Committee is responsible for, at least annually, reviewing and making recommendations to the Board regarding the Charter of Expectations for Directors and Position Descriptions for the Chairman of the Board and Chairs of Board Committees.

5.
The Committee is responsible for reviewing and making recommendations to the Board regarding orientation and education programs to be undertaken for all new members of the Board and continuing education programs to be made available to members of the Board.

6.
The Committee is also responsible for:

(a)
overseeing the Corporation's Communication Policy; and

(b)
matters relating to corporate Integrity, including the Corporation's Insider Trading Policy and Code of Business Conduct and Ethics.

F.     RESPONSIBILITIES RELATING TO DIRECTOR REMUNERATION

        With respect to the compensation of the directors, the Committee shall, on an annual basis:

  (a)
  review the adequacy, amount and form of the compensation to be paid to each director;

  (b)
  consider whether such compensation realistically reflects the time commitment, responsibilities and risks of the directors; and

  (c)
  make recommendations to the Board thereon.

G.    ACCESS TO MANAGEMENT AND OUTSIDE ADVISORS

        The Committee shall have full, free and unrestricted access to management and employees. The Committee shall have the authority to delegate to individual members or subcommittees of the Committee. The Committee has the authority to retain and compensate legal counsel, consultants and other outside advisors, with respect to any issue or to assist it in fulfilling its responsibilities without consulting or obtaining the approval of any officer of the Corporation and the Corporation shall provide appropriate funding, as determined by the Committee, for any such advisors.

H.    ANNUAL REVIEW AND ASSESSMENT

1.
The Committee shall conduct an annual review and assessment of its performance, including a review of its compliance with this Charter, in accordance with the process developed by the Committee and approved by the Board. The Committee shall conduct such review and assessment in such manner as it deems appropriate and report the results to the Board.

2.
The Committee shall also review and assess the adequacy of this Charter on an annual basis taking into account all legislative and regulatory requirements applicable to the Committee as well as any best practice guidelines recommended by stock exchanges on which the Corporation is listed and, if appropriate, shall recommend changes to the Charter to the Board.

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  Exhibit 99.3
LAB INTERNATIONAL INC. CORPORATE GOVERNANCE COMMITTEE CHARTER